UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 21, 2010, Barnes & Noble, Inc. sent the following letter to shareholders:

September 21, 2010

[name]

[institution]

[address]

Dear                 :

The Barnes & Noble Annual Meeting is only a week away on September 28 – and how you vote will be critical to your investment and the future of the Company. I am writing to ask you to support the Board’s nominees and to cast your vote against Yucaipa’s proposal to weaken the Company’s Shareholder Rights Plan.

Three of the four leading proxy advisory firms, with the notable exception of ISS, have rejected Mr. Burkle’s nominees and concluded – along with the Delaware Court of Chancery – that Barnes & Noble’s Shareholder Rights Plan is a reasonable protection for shareholders against the threat that Mr. Burkle and Aletheia could form a control bloc without paying a premium to shareholders. I realize that ISS’s recommendations can be influential, and that’s why I want to make sure you understand why we at Barnes & Noble respectfully disagree with ISS – and believe that following ISS in this case is against your interests.

The Shareholder Rights Plan

This is not an ordinary Shareholder Rights Plan vote – we truly believe control of your Company is ultimately at stake. 1 Mr. Burkle and Aletheia, another Los Angles-based investor, rapidly accumulated approximately 34% of Barnes & Noble shares at about the same time, and now he wants any shareholder to be able to buy up to 30%. This would enable Mr. Burkle and Aletheia to establish a control bloc without paying you a premium for your shares.

This issue takes on even more importance because a Special Committee of the Board – comprised of four independent directors with their own independent financial and legal advisors – is currently conducting a review of strategic alternatives, including a sale of the Company, to maximize value for all shareholders. Weakening the Rights Plan at such a critical moment could cost you the premium for your shares that the Board is working so hard to achieve. ISS is supposed to make recommendations that will benefit your investment – which is why it is so surprising to us that ISS would support a measure that could deny you a control premium.

Not surprisingly, the Delaware Chancery Court and every other proxy advisory service concluded that the 20% threshold in the Rights Plan protects Barnes & Noble shareholders against the very real threat that Burkle and Aletheia could establish a control bloc without paying you a premium. The Court based its conclusions on hundreds of pages of pleadings, many hours of deposition testimony and a live trial that was conducted this summer. It heard lengthy testimony about Burkle’s history investing alongside Aletheia, his conversations with Aletheia regarding Barnes & Noble and his plans to launch a proxy contest. The Court issued an 87-page opinion concluding that without the Rights Plan, Mr. Burkle and Yucaipa and Aletheia could establish a control bloc and essentially preclude shareholders from receiving a premium for their investment.

The Company’s position is clear: if Mr. Burkle wants control, he can and should make a fair offer to all shareholders. Mr. Burkle has been invited to participate in the strategic alternatives review process being run by the independent Special Committee, but he recently told The New York

Times (September 20, 2010) that he is not willing to sign the required confidentiality agreement to participate. However, he has demanded that two of his director nominees be added to the Special Committee.

In our view, an independent Special Committee process is the only way to ensure that shareholders gain access to the best alternative available to them and have a say in any change of control proposed by Mr. Burkle or anyone else. This is the reason the Rights Plan vote is so critical, and why we believe the ISS recommendation is so ill-considered.

Director Nominees

Barnes & Noble has nominated a slate that includes two new highly qualified independent candidates – David Golden and Dr. David Wilson – along with me, the Company’s founder and largest shareholder. As a group, we have significant experience in bookselling, technology, education, corporate governance and evaluating strategic alternatives. We are wholeheartedly committed to serving your best interests.

Barnes & Noble’s slate received unqualified support from both Glass-Lewis and PROXY Governance. In addition, although Egan-Jones expressed concern that Mr. Golden sits on some private boards, it squarely rejected Mr. Burkle’s argument that Yucaipa’s nominees would work to the benefit of Barnes & Noble shareholders. Again, only ISS supports Mr. Burkle.

In making its recommendation, ISS specifically stated that it did not require Mr. Burkle to put forth a “detailed plan of action.” (ISS Report, September 20, 2010, page 10) That may be fine for ISS, but with all due respect, Barnes & Noble shareholders need a compelling strategy and a comprehensive plan to create value. This is a key difference between Barnes & Noble and Mr. Burkle, and one that you ignore at your peril. Both sides have written you many letters, but while Barnes & Noble has put forth a strategy, Mr. Burkle offers only criticism. He literally has yet to offer a single positive idea, strategy or plan to grow our business.

Given his substantial investment in Barnes & Noble and his harsh words about the Company, I find it odd that Mr. Burkle has offered nothing in return. Perhaps he doesn’t want you to know his true intentions. Or perhaps he simply lacks the vision and experience to help guide the Company at this critical juncture. Either way, I believe your vote is simply too important to give to someone who will not tell you his future vision for our company.

Barnes & Noble is not asking you to take a leap of faith. We are aggressively executing what we believe is a winning strategy – which is already starting to pay off by driving large digital sales increases – while the Special Committee is reviewing strategic alternatives, including a sale of the Company, to maximize value for all shareholders. I see more opportunity now in the bookselling business than I ever have, and I am confident that our management team will deliver significant value to shareholders.

You have an important choice to make. I respectfully ask you to support Barnes & Noble and vote the white proxy card for your Board’s nominees and against Mr. Burkle’s precatory shareholder proposal to amend the Shareholder Rights Plan. For those of you who have already submitted a white card, I thank you for your support and the confidence you have placed in Barnes & Noble.

Len Riggio

Chairman of the Board of Directors of Barnes & Noble, Inc.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by Burkle and Yucaipa.

Important Information and Certain Information Regarding Participants

On August 25, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2010 Annual Meeting and has mailed the definitive proxy statement to its stockholders, which definitive proxy statement was amended on September 21, 2010. The definitive proxy statement (as amended) contains information regarding the names, affiliations and interests of Barnes & Noble’s directors, director nominees and certain of its officers and employees that may be deemed, along with Barnes & Noble, to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement, the amendment thereto and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Safe Harbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “projection” and similar expressions, as they relate to Barnes & Noble or the management or Board of Directors of Barnes & Noble, identify forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

Permission to use quote neither sought nor obtained.

[1]

Yucaipa has reserved in its SEC filings the right to make a proposal to acquire all of Barnes & Noble’s shares and propose other M&A transactions involving Barnes & Noble. In addition, Yucaipa notified Barnes & Noble that it requested U.S. antitrust clearance which would permit Yucaipa to acquire 100% of the stock of Barnes & Noble. While Yucaipa’s nominees, if elected, would constitute a minority of the Board, the Board believes Yucaipa’s proposal to elect its nominees, together with its precatory shareholder proposal to weaken the Shareholder Rights Plan, are part of a larger effort to obtain control of the Company.